NEWS RELEASE

Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS SECOND QUARTER 2010 RESULTS
- Substantial improvement in core earnings driven by 11 percent organic growth in net sales -

YORK, Pennsylvania – August 3, 2010 – Glatfelter (NYSE: GLT) today reported strong top-line growth and adjusted earnings of $0.02 per diluted share for the quarter ended June 30, 2010 compared to an adjusted loss of $0.22 per share in the second quarter of 2009 .

“Our solid 2010 second quarter results were driven by revenue growth in our Composite Fibers and Specialty Papers business units,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Shipping volume increased by 14 percent in Composite Fibers generating a 149 percent increase in operating income, while Specialty Papers shipping volume increased 10 percent which increased operating income by $9 million. We also benefited from solid operating performance, improved manufacturing efficiencies and cost control driven by our on-going continuous improvement initiatives.”

Mr. Glatfelter continued, “Integration of the recently completed acquisition of Concert Industries is progressing on plan. We have strengthened our management team, customer relationships are developing well and the business is on track to generate targeted levels of accretion.”

On a GAAP basis, the Company reported net income of $0.1 million or $0.00 per diluted share, for the second quarter of 2010, compared with net income of $19.9 million or $0.43 per diluted share in the 2009 second quarter. Adjusted earnings were $0.9 million, or $0.02 per diluted share, which excludes items of an unusual and non-recurring nature as set forth below, compared with a loss, also on an adjusted basis, of $10.1 million, or $0.22 per diluted share, in the 2009 second quarter. Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items.

The following table sets forth a reconciliation of net income on a GAAP-basis to adjusted earnings:

	Three Months Ended June 30
	2010		2009
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$103	$0.00	$19,870	$0.43
Acquisition and integration related costs	1,318	0.03	—	—
Foreign currency hedge on acquisition price	(403)	(0.01)	—	—
Timberland sales and related transaction costs	(99)	—	441	0.01
Alternative fuel mixture credits	—	—	(30,418)	(0.67)

Adjusted earnings (loss)	$919	$0.02	$(10,107)	$(0.22)

Consolidated net sales for the second quarter of 2010 were $362.8 million, a 30 percent increase compared with $279.0 million for the second quarter of 2009, reflecting the February 2010 Concert Industries acquisition, now operated as the Advanced Airlaid Materials business unit, and strong demand in the Company’s other businesses.

Second quarter Business Unit Results

Specialty Papers

	For the quarter ended June 30
Dollars in thousands	2010	2009		Change
Tons shipped	187,847	171,293		16,554	9.7%
Net sales	$208,740	$184,364		$24,376	13.2%
Energy and related sales, net	1,915	2,131		(216)	(10.1)%
Gross margin percent	7.5%	4.2%		-	—
Operating income	$2,729		$(6,407)	$9,136	Nm

The $24.4 million increase in net sales was primarily due to a 9.7 percent increase in volumes shipped, an improved mix and a $4.9 million benefit from higher average selling prices in the quarter-over-quarter comparison.

During the second quarters of 2010 and 2009, the Company successfully completed annually scheduled maintenance outages at its Chillicothe, OH and Spring Grove, PA facilities. In line with the Company’s expectations, the maintenance outages adversely impacted operating income by $19.6 million in the second quarter of 2010, compared with $16.1 million in the same quarter a year ago. These required annual outages negatively affect second-quarter results when compared with other quarters.

Specialty Papers’ 2010 second quarter operating profit increased $9.1 million compared with the prior-year quarter primarily due to the benefits of higher volumes shipped, improved mix, operating efficiencies and the lack of market-related downtime during the 2010 second quarter. In the quarter-to-quarter comparison, the adverse impact of higher raw material costs was offset by the benefit of higher average selling prices.

Composite Fibers

	For the quarter ended June 30
Dollars in thousands	2010	2009	Change
Tons shipped	22,966	20,073	2,893	14.4%
Net sales	$101,999	$94,615	$7,384	7.8%
Gross margin percent	17.6%	12.6%	-	—
Operating income	$8,913	$3,586	$5,327	148.5%

Composite Fibers’ net sales improved due to strengthening demand in all of its product lines as volumes shipped increased 14.4 percent. Net sales increased 7.8 percent despite a $0.2 million adverse impact from lower average selling prices and a $5.4 million adverse impact from the translation of foreign currencies.

Composite Fibers’ operating profit increased $5.3 million in the quarter-to-quarter comparison. Improving market conditions and business development increased production volumes eliminating market-driven down time to benefit operating profit by $3.9 million. In addition, operating efficiencies and the lower cost of energy more than offset the negative impact of higher wood pulp prices.

Advanced Airlaid Materials (Note: this business unit was created upon completion of the previously announced acquisition of Concert Industries on February 12, 2010.)

	For the quarter ended June 30
Dollars in thousands	2010	2009
Tons shipped	20,111	n/a
Net sales	$52,042	n/a
Operating income	1,926	n/a

During the second quarter, Advanced Airlaid Materials’ generated $1.9 million of operating income. Shipping volumes in the quarter were negatively impacted by more than anticipated customer quarter-end inventory management activities. Operating income was negatively impacted by approximately $1.2 million due to the time lag in passing through increased pulp costs to certain customers. In accordance with related contractual arrangements, the impact of higher pulp costs was passed through to customers effective July 1, 2010. In addition, operating income was adversely impacted by $0.2 million as a result of charging cost of products sold for the write-up of acquired inventory to fair value.

Other Financial Information

Consolidated selling, general and administrative expenses totaled $28.8 million, a $2.3 million increase primarily due to acquisition and integration related costs associated with the Concert acquisition and to the inclusion of this acquired entity’s operating expenses for the quarter.

Interest expense totaled $6.8 million for the second quarter of 2010, an increase of $1.7 million primarily due to the issuance of $100.0 million in bonds in February 2010, used to fund, in part, the Concert acquisition.

For the second quarter of 2010, the Company’s effective tax rate on adjusted earnings was 59.7 percent compared with a 17.8 percent benefit in the same quarter of 2009. The higher effective tax rate in the comparison was primarily due to the expiration of the research and development tax credit at the end of 2009 and the impact of an increase in the German trade tax rate.

2010 First-Half Results

For the first six months of 2010, on a GAAP basis, the Company reported a loss of $0.3 million or $0.01 per diluted share, compared with net income of $31.4 million or $0.69 per diluted share in the same period of 2009. The results of operations for both periods include the impact of significant unusual and non-recurring items. The following table sets forth a reconciliation of net income or loss on a GAAP basis to adjusted earnings:

	Six Months Ended June 30
	2010		2009
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$(271)	$(0.01)	$31,408	$0.69
Acquisition and integration related costs	8,321	0.18	—	—
Foreign currency hedge on acquisition price	1,673	0.04	—	—
Alternative fuel mixture credits	-	-	(30,418)	(0.67)
Timberland sales and related transaction costs	(99)	-	63	—
Adjusted earnings	$9,624	$0.21	$1,053	$0.02

Consolidated net sales for the first half of 2010 were $700.1 million, a 22.7 percent increase compared with $570.5 million for the same period of 2009, reflecting much stronger business activity in our legacy businesses and the addition of Advanced Airlaid Materials to the Company.

The accompanying consolidated statement of income for the first six months ended June 30, 2009 includes a pre-tax credit of $40.8 million in cost of products sold representing eligible alternative fuel mixture credits earned through June 30, 2009, net of associated expenses. On an after-tax basis, the Company recognized $30.4 million of alternative fuel mixture credits during the first half of 2009.

Balance Sheet and Other Information

Capital expenditures totaled $15.4 million in the first half of 2010 compared with $11.5 million in the same period of 2009. Capital expenditures are expected to be approximately $45 million to $50 million for 2010.

Cash and equivalents totaled $42.6 million as of June 30, 2010 and net debt, excluding cash collateralized borrowings, was $258.4 million, an increase of $176.0 million compared with December 31, 2009, primarily due to the $231.9 million Concert acquisition. Free cash flow (cash provided by operations less capital expenditures) during the second quarter of 2010 was $53.0 million. (Net debt and free cash flow are non-GAAP measures. Refer to the calculation of these measures provided in this release). In April 2010, the Company received a $54.9 million federal income tax refund in connection with the filing of its 2009 corporate income tax return which included the benefit of alternative fuel mixture credits.

Outlook

For Specialty Papers, the Company expects shipping volumes in the third quarter of 2010 to be approximately 8 percent ahead of the second quarter of 2010 levels and selling prices are expected to increase in the same comparison. In addition, input costs are expected to be about the same as second quarter levels.

For Composite Fibers, the Company anticipates shipping volumes, selling prices and input costs in the third quarter of 2010 to be relatively in line with the second quarter of 2010.

Shipping volumes for the Advanced Airlaid Materials business unit in the third quarter of 2010 are expected to increase by approximately 10 percent compared with the second quarter. Operating income is also expected to increase by $1.2 million from the pass through to customers of past raw material cost increases. The Company continues to expect the acquisition will be modestly accretive to 2010 earnings, excluding acquisition and integration costs. For the remainder of 2010, integration costs are expected to approximate $1.0 million.

Mr. Glatfelter commented, “The leadership positions we hold in our key markets provide us with continuing long-term opportunities for revenue and earnings growth. In the near term our business, in general, is quite strong. We enter the third quarter with solid backlogs and demand across most of our product portfolio. In addition, we remain focused on integrating the Concert acquisition and continue to be confident of achieving the accretion targets established for the acquisition.”

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its second quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2010 Earnings Release Conference Call
When:	Tuesday, August 3, 2010, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	87022034
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	August 3, 2010 12:00 through August 17, 2010 23:59
Rebroadcast Number:	Within US dial 800.642.1687
International dial 706.645.9291
Conference ID:	87022034

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, finalization of the allocation of the Concert purchase price, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.4 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended June
	June 30		30
In thousands, except per share	2010	2009	2010	2009
Net sales	$362,781	$278,979	$700,056	$570,531
Energy and related sales – net	1,915	2,131	5,522	4,062

Total revenues	364,696	281,110	705,578	574,593
Costs of products sold	329,236	222,109	625,902	472,278

Gross profit	35,460	59,001	79,676	102,315
Selling, general and administrative expenses	28,847	26,548	63,517	51,061
(Gains) losses on dispositions of plant, equipment and timberlands, net	(168)	27	(168)	(672)

Operating income	6,781	32,426	16,327	51,926
Non-operating income (expense)
Interest expense	(6,817)	(5,144)	(12,480)	(10,270)
Interest income	168	557	338	1,265
Other – net	366	(135)	(3,617)	(118)

Total other income (expense)	(6,283)	(4,722)	(15,759)	(9,123)

Income before income taxes	498	27,704	568	42,803
Income tax provision	395	7,834	839	11,395

Net income (loss)	$103	$19,870	($271)	$31,408

Earnings (loss) per share
Basic	$0.00	$0.44	$(0.01)	$0.69
Diluted	0.00	0.43	(0.01)	0.69
Cash dividends declared per common share	$0.09	$0.09	$0.18	$0.18
Weighted average shares outstanding
Basic	45,908	45,658	45,872	45,624
Diluted	46,313	45,698	45,872	45,654

Business Unit Financial Information
(unaudited)

Three months ended June 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Net sales	$208.7	$184.4	$102.0	$94.6	$52.0	$–	$–	$–	$362.8	$279.0
Energy and related sales, net	1.9	2.1	–	–	–	–	–	–	1.9	2.1

Total revenue	210.6	186.5	102.0	94.6	52.0	–	–	–	364.7	281.1
Cost of products sold	194.9	178.8	84.1	82.7	48.5	–	1.8	(39.4)	329.2	222.1

Gross profit	15.7	7.7	17.9	11.9	3.6	–	(1.8)	39.4	35.5	59.0
SG&A	13.0	14.1	9.0	8.3	1.6	–	5.2	4.2	28.8	26.5
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	–	–	(0.2)	–	(0.2)	–

Total operating income (loss)	2.7	(6.4)	8.9	3.6	1.9	–	(6.8)	35.2	6.8	32.4
Non-operating income (expense)	–	–	–	–	–	–	(6.3)	(4.7)	(6.3)	(4.7)

Income (loss) before income taxes	$2.7	$(6.4)	$8.9	$3.6	$1.9	$–	$(13.1)	$30.5	$0.5	$27.7

Supplementary Data
Net tons sold	187.8	171.3	23.0	20.1	20.1	–	–	–	230.9	191.4
Depreciation, depletion and amortization	$8.7	$8.9	$5.8	$5.7	$1.9	$–	$–	$–	$16.4	$14.6
Capital expenditures	5.7	3.4	1.7	2.7	1.9	–	–	0.1	9.3	6.2

Six months ended June 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Net sales	$416.4	$384.0	$203.5	$186.6	$80.1	$–	$–	$–	$700.1	$570.5
Energy and related sales, net	5.5	4.1	–	–	–	–	–	–	5.5	4.1

Total revenue	422.0	388.1	203.5	186.6	80.1	–	–	–	705.6	574.6
Cost of products sold	376.6	350.1	170.2	160.4	75.4	–	3.8	(38.2)	625.9	472.3

Gross profit	45.4	37.9	33.3	26.2	4.7	–	(3.8)	38.2	79.7	102.3
SG&A	26.7	25.9	18.1	17.1	2.6	–	16.1	8.0	63.5	51.1
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	–	–	(0.2)	(0.7)	(0.2)	(0.7)

Total operating income (loss)	18.7	12.0	15.2	9.1	2.2	–	(19.7)	30.9	16.3	51.9
Non-operating income (expense)	–	–	–	–	–	–	(15.8)	(9.1)	(15.8)	(9.1)

Income (loss) before income taxes	$18.7	$12.0	$15.2	$9.1	$2.2	$–	$(35.5)	$21.8	$0.6	$42.8

Supplementary Data
Net tons sold	381.0	356.4	44.3	39.3	31.2	–	–	–	456.5	395.6
Depreciation, depletion and amortization	$17.3	$17.8	$11.9	$11.3	$3.0	$–	$–	$–	$32.2	$29.1
Capital expenditures	8.7	7.0	3.2	4.4	3.5	–	–	0.1	15.4	11.5

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information
(unaudited)

	Six months ended
	June 30
In thousands	2010	2009
Cash Flow Data
Cash provided (used) by:
Operating activities	$82,675	$64,867
Investing activities	(244,343)	27,103
Financing activities	70,236	(47,857)
Depreciation, depletion and amortization	32,166	29,050
Capital expenditures	15,445	11,475
June 30		December 31
	2010	2009

Balance Sheet Data
Cash and cash equivalents	$42,627	$135,420
Total assets	1,265,134	1,190,294
Total debt	337,771	254,583
Shareholders’ equity	475,405	510,704

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Free Cash Flow	Three months ended June 30
In thousands	2010	2009
Cash from operations	$62,305	$66,052
Less:
Capital expenditures	(9,309)	(6,241)
Free cash flow	$52,996	$59,811

Calculation of Net Debt	June 30	December 31
In thousands	2010	2009
Short term debt	$5,875	$3,888
Long term debt	331,896	250,695

Total	337,771	254,583
Less: Cash	(42,627)	(135,420)

Total debt less cash	295,144	119,163
Less: Collateralized debt	(36,695)	(36,695)

Net Debt	$258,449	$82,468